Exhibit 99.1

News Release

Contact: Greg Smith

Director of Investor Relations and

Corporate Communications

281-752-1240

BPZ Energy Provides Quarter Ended September 30, 2010 Financials and Operations Update

HOUSTON—November 8, 2010— BPZ Resources, Inc., d/b/a BPZ Energy, (NYSE:BPZ) announces financial and operating results for the third quarter ended September 30, 2010.  For the third quarter the Company reported operating loss of $50.4 million and net loss of $43.7 million or $(0.38) per share.  The Company had earnings before interest, income taxes, depletion, depreciation and amortization, exploration expense and one-time charges (EBITDAX) of $7.6 million for the third quarter ended September 30, 2010.  These third quarter one-time charges are discussed in more detail in this press release.  See the reconciliation and rationale for this non-GAAP measure in the table below.

The table below illustrates the Company’s Consolidated Statements of Operations for the third quarter ended, and year-to-date as of, September 30, 2010 and 2009.

BPZ Resources, Inc. and Subsidiaries

Consolidated Statements of Operations

(In thousands, except per share data)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2010	2009	2010	2009

Revenue	$26,688	$13,088	$73,130	$37,362

Operating and administrative expenses:
Lease operating expense	10,967	9,591	21,309	21,445
General and administrative expense	8,545	8,474	24,774	24,956
Geological, geophysical and engineering expense	6,113	297	7,016	1,195
Dry hole costs	32,059	—	32,059	—
Depreciation, depletion and amortization expense	6,659	5,881	24,193	19,267
Other expense	12,738	—	12,738	—

Total operating expenses	77,081	24,243	122,089	66,863

Operating loss	(50,393)	(11,155)	(48,959)	(29,501)

Other income (expense):
Income (expense) from investment in Ecuador property, net of amortization	305	172	611	79
Interest expense	(2,821)	—	(8,510)	—
Amortization of deferred financing costs	—	—	—	—
Registration delay expense	—	—	—	—
Interest income	101	159	171	187
Other income (expense)	17	70	28	(1,243)

Total other income (expense), net	(2,398)	401	(7,700)	(977)

Loss before income taxes	(52,791)	(10,754)	(56,659)	(30,478)

Income tax benefit	(9,132)	(1,792)	(6,964)	(4,654)

Net loss	$(43,659)	$(8,962)	$(49,695)	$(25,824)

Basic and diluted net loss per share	$(0.38)	$(0.08)	$(0.43)	$(0.26)

Weighted average common shares outstanding	115,405	113,929	115,321	99,391

Financial Highlights from Quarter Ended September 30, 2010

Production and Revenue

For the three months ended September 30, 2010, the Company’s net revenue increased by $13.6 million to $26.7 million from $13.1 million for the same period in 2009.  The increase in net revenue is due to an increase of 192 MBbls of oil sold at $66.84 per barrel, an increase of $3.74, or 6%, in the realization.

For the three months ended September 30, 2010, the Company had oil production from two producing wells in the Corvina field and one producing well in the Albacora field compared to five producing wells in the Corvina field during the same period in 2009.  Total oil production for the three months ended September 30, 2010 was 279 MBbls compared to 214 MBbls for the same period in 2009.  Total sales for the three months ended September 30, 2010 was 399 MBbls compared to 207 MBbls for the same period in 2009.

Although the number of wells contributing to production decreased in 2010 compared to the same period in 2009, the wells contributing to oil production, the CX11-17D and the A-14XD wells have had continuous stable production during the quarter.  Additionally the CX11-23D well was completed and put onto production test in September 2010 and has performed similarly to the A-14XD and CX11-17D wells during its first month of production.  Although the Company had five producing wells during the three months ended September 30, 2009, oil production from the CX11-21XD and the CX11-15D wells were at various times and intervals partially or fully suspended due to workovers and maintenance of the wells.

Lease Operating

For the three months ended September 30, 2010, lease operating expenses (LOE) was $11.0 million ($27.47 per Bbl) compared to $9.6 million ($46.24 per Bbl) for the same period in 2009.  The increase in LOE is due primarily to crude oil transportation costs of $0.6 million, increased repair and maintenance expense of $1.1 million, increased fuel costs of $0.7 million and increased expenses transferred from oil inventory of $2.6 million.  Partially offsetting these increases are decreases in workover expenses of $4.9 million.

For the three months ended September 30, 2010, the reason for the increase in expenses other than workover costs is that the Company is operating in two fields in 2010, while it was operating in only one field in 2009.  With respect to workovers, during the three months ended September 30, 2010, the Company performed two workovers on the CX11-19D and the CX11-22D wells for a total cost of $0.8 million.  During the same period in 2009, the Company performed three workovers related to the CX11-20XD, CX11-21XD and CX11-15D wells for $5.7 million.  The decrease in the per barrel amounts at September 30, 2010 compared to September 30, 2009 is due to increased sales.

General and Administrative

For the third quarter ended September 30, 2010 and 2009, general and administrative (G&A) expenses were $8.5 million in each period.  Included in G&A for the quarter ended September 30, 2010 and 2009 is stock-based compensation expense of $1.4 million and $2.9 million, respectively.  The decrease in stock-based compensation expense is due to the vesting of the majority of the awards granted in 2007 and 2008, which were granted at times when the grant date fair value of the awards was higher due to the high price of the Company’s common stock.  Other general and administrative expenses increased $1.5 million to $7.1 million from $5.6 million for the same period in 2009. The $1.5 million increase is due to increased salary and personnel related costs.

Geological, Geophysical and Engineering

Geological, geophysical and engineering expenses include laboratory, environmental and seismic acquisition related expenses. For the three months ended September 30, 2010, geological, geophysical and engineering expenses increased $5.8 million to $6.1 million compared to $0.3 million for the same period in 2009.  The increase in geological, geophysical and engineering expense is due to acquisition of 2-D seismic data and other seismic costs related to Block XXIII of $5.8 million.

Dry Hole Costs

During the three months ended September 30, 2010, the Company wrote-off $17.2 million of exploratory dry hole costs related to the A-17D well in the Albacora field which, in September 2010, was determined to have no commercial quantities of hydrocarbons and was abandoned.  In addition, the Company wrote-off $14.9 million of suspended well costs for two previously drilled wells, the A-15D and A-16D, as those wells were intended to follow the same trajectory and reach the same location as the A-17D well but neither reached the target due to mechanical problems and both wells were junked and abandoned.  There were no similar expenses for the same periods in 2009.

Depreciation, Depletion and Amortization

For the three months ended September 30, 2010 and 2009, depreciation, depletion and amortization expense were $6.7 million and $5.9 million, respectively.  For the three months ended September 30, 2010, approximately half of depletion expense came from oil sold from the Albacora field and half came from oil originating from the Corvina field.  During the same period in 2009, all of the depletion expense came from oil sales originating from the Corvina field. Because the depletion rate for the Albacora field is less than that of the Corvina field, depreciation, depletion and amortization increased by only 13% while the number of barrels sold increased 93%.

Other Expense

During the three months ended September 30, 2010, the Company reported $12.7 million of charges as “Other expense”.  These charges include $10.7 million of charges related to certain engineering, consulting, environmental and legal costs for our planned gas plant, pipeline and gas-to-power project and $2.0 million of charges related to the abandonment of two platforms.  With respect to the $10.7 million of charges related to the planned gas plant, pipeline and gas-to-power project, during the third quarter of 2010, the Company determined there is no future benefit of the work related to these engineering and development costs associated with the Company’s current gas plant, pipeline and gas-to-power project plans.  With respect to the $2.0 million of platform abandonment costs, the Company has determined that two previously built platforms, one located in the Piedra Redonda field and the CX-13 platform located in the eastern part of the Corvina field, both of which were in existence when BPZ acquired the rights to the offshore Block Z-1 in northwest Peru, are not suitable for the Company’s future oil development plans.  Accordingly, the Company is writing-off the $1.2 million costs incurred to evaluate the feasibility of refurbishing and using these platforms.  In addition, $0.8 million of abandonment costs related to the Piedra Redonda platform were accrued as the Company is obligated to ensure the platform does not cause a threat to marine vessels operating in the area or marine wildlife.  There were no similar expenses for the same period in 2009.

Other Income and (Expense)

For the three months ended September 30, 2010, income from the Company’s investment in Ecuador property, net of investment amortization, increased by $0.1 million to income of $0.3 million from income of $0.2 million in 2009.  For the three months ended September 30, 2010, the Company received payments of $0.4 million from the investment.  During the three months ended September 30, 2009, the Company received payments of $0.2 million.  For the three months ended September 30, 2010, the Company recognized approximately $2.8 million of net interest expense which includes $5.4 million of interest expense reduced by $2.5 million of capitalized interest expense.  For the same period in 2009, the Company did not recognize any interest expense as it capitalized all interest expense of $1.2 million to construction in progress.  For the three months ended September 30, 2010, the increase in interest expense is due to the $170.9 million of 2015 Convertible Notes issued in the current year.  For the three months ended September 30, 2010, interest income decreased by $0.1 million to income of $0.1 million from income of $0.2 million in 2009.  For both the three months ended September 30, 2010 and 2009, other expense was not material.

Income Tax

For the three months ended September 30, 2010, the Company recognized an income tax benefit of approximately $9.1 million on a net loss before income tax of approximately $52.8 million.  For the same period in 2009, the Company recognized an income tax benefit of approximately $1.8 million on a net loss before income tax of approximately $10.8 million.  The difference between the effective tax rate recognized and the 22% statutory rate provided for under the Block Z-1 License Contract is due to:

•                 The Company has a 100% allowance on its net operating losses generated in the United States — The Company has a valuation allowance for the full amount of the domestic deferred tax asset resulting from the income tax benefit generated from net losses in the U.S., as the Company believes, based on the weight of available evidence, that it is more likely than not that the deferred tax asset will not be realized prior to the expiration of net operating loss carryforwards in various amounts through 2027.

•                 Certain U.S. expenses are not deductible in Peru - The tax benefit is based on a taxable Peruvian loss that excludes certain U.S. expenses that are not deductible at the Peruvian level.

•                 The increase in the Company’s deferred tax asset balance is primarily due to the inability to deduct, for Peruvian income tax purposes, the amortization associated with our total investment, including both intangible drilling as well as exploration costs associated with Block Z-1.  As a result, the Company is subject to tax prepayments on a taxable income even though it incurred a book loss.  This will continue until the Company transitions into the commercial stage of production as defined under the Block Z-1 License Contract.

Capital Expenditures, Liquidity and Capital Resources

Capital Expenditures

The Company reported total capital expenditures of approximately $40.5 million for the third quarter ended September 30, 2010 ($117.0 million capital expenditures for the first nine months ended September 30, 2010).  Highlights include:

•                 $13.8 million and $10.3 million for quarter related to drilling costs associated with the Corvina and Albacora fields, respectively;

•                 $6.3 million during the quarter as a result of the GE turbine payments related to the Company’s gas-to-power project.

•                 $5.3 million for machinery and equipment.

•                 $2.4 million for production facilities.

•                 $2.4 million for other capital needs.

However, $44.0 million of capex was written-off during the  third quarter 2010 consisting of:  $17.2 million of exploratory dry hole costs related to the A-17D well in the Albacora field, $14.9 million of suspended well costs for two previously drilled wells, $10.7 million G-t-P project and $1.2 million for two pre-existing platforms.

The Company budgeted $200 million for 2010.  Included in this amount is $35 million for scheduled payments related to three LM6000 gas-fired turbines for the Company’s planned gas-to-power project and $18 million in seismic acquisition costs that will be expensed under the Successful Efforts Method of Accounting for oil and gas.  Due to recent changes in operating plans the Company now expects the total amount for 2010 to be approximately $178 million.

Liquidity

At September 30, 2010, the Company had cash and cash equivalents of $52.9 million and current trade accounts receivable of $14.5 million.  In addition, there was $34.0 million in Value-Added Tax receivable which will be collected over time as oil sales are invoiced.

At September 30, 2010, the Company had trade accounts payable and accrued liabilities of $52.7 million.

At September 30, 2010, the Company’s outstanding long-term debt and short-term debt consisted of (i) a $15.0 million IFC Facility bearing interest at LIBOR plus 2.75% due December 31, 2012 and (ii) 2015 Convertible Notes whose net amount of $139.4 million includes the $170.9 million of principal reduced by $31.5 million of the remaining unamortized discount.  At September 30, 2010, the current and long-term portions of the capital lease obligations, primarily related to barges used in the marine operations, were each $4.3 million.

The Company estimates its required principal and interest payments for its outstanding debt for the remaining term of 2010 to be approximately $2.8 million and capital expenditures to be approximately $43.1 million (which includes $26.7 million for the three LM6000 gas-fired turbines).  In addition, the Company expects, to incur approximately $10.6 million in seismic acquisition costs for Blocks XXII and XXIII during the fourth quarter.

The Company’s major sources of funding to date have been oil sales, equity raises, convertible debt issuances and, to a lesser extent, debt financing activities.  With the current cash balance, current and prospective Corvina and Albacora oil development cash flow, the recent convertible debt issuance, other potential third-party financing and potential financing from future equity raises, the Company believes it will have sufficient capital resources to execute its planned Corvina and Albacora oil development projects as well as service its current obligations.  The Company plans to continue pursuing its gas-to-power project once project funding becomes available.  The Company is currently in discussions with a financial institution to provide short term financing related to its turbine purchase.  No firm agreements, offers or commitments are in place though possible terms and conditions are being discussed.

Subsequent to September 30, 2010, the Company engaged Credit Suisse (USA) LLC as financial advisor to assist in pursuing joint venture partnerships and/or, farm-outs for some or all of the Company’s assets and evaluate options for financing its operations in northwest Peru.  While there will be options discussed that could provide the Company with additional liquidity or funding, the outcome of this exercise cannot be predicted.

Reconciliation non-GAAP measure

The table below represents a reconciliation of EBITDAX to comparable financial measures calculated in accordance with generally accepted accounting principles in the United States of America.

	Three Months Ended September 30,		Nine Months Ended September 30,
	2010	2009	2010	2009
	(in thousands)		(in thousands)
Net loss	$(43,659)	$(8,962)	$(49,695)	$(25,824)
Interest expense, net	2,821	—	8,510	—
Income tax benefit	(9,132)	(1,792)	(6,964)	(4,654)
Depreciation, depletion and amortization expense	6,659	5,881	24,193	19,267
Geological, geophysical and engineering expense	6,113	297	7,016	1,195
Dry hole costs	32,059	—	32,059	—
Other expense	12,738	—	12,738	—
EBITDAX (a)	$7,599	$(4,576)	$27,857	$(10,016)

(a) Earnings before interest, income taxes, depletion, depreciation and amortization, exploration expense and one-time charges (“EBITDAX”) is a non-GAAP financial measure, as it excludes amounts or is subject to adjustments that effectively exclude amounts, included in the most directly comparable measure calculated and presented in accordance with GAAP in financial statements.  “GAAP” refers to generally accepted accounting principles in the United States of America.  Non-GAAP financial measures disclosed by management are provided as additional information to investors in order to provide them with an alternative method for assessing the Company’s financial condition and operating results.  These measures are not in accordance with, or a substitute for, GAAP, and may be different from or inconsistent with non-GAAP financial measures used by other companies. Pursuant to the requirements of Regulation G, whenever the Company refers to a non-GAAP financial measure, it also presents the most directly comparable financial measure presented in accordance with GAAP, along with a reconciliation of the differences between the non-GAAP financial measure and such comparable GAAP financial measure.  Management believes that EBITDAX may provide additional helpful information with respect to the Company’s performance or ability to meet its debt service and working capital requirements.

Operations Update

Production Testing Update

The Company currently has the 17D and 23D wells in Corvina and the A-14XD well in Albacora under production testing.   The Company expects the Corvina field to enter commercial production on or about November 30, 2010.  The A-14XD well is currently under extended well testing and that permit expires in mid-January 2011.  The Company intends to request additional permits to flare gas and test the A-14XD well.  The Company has produced an average of 4,086 Bopd from October 1, 2010 through November 7, 2010.  Results for the remainder of the quarter may be negatively impacted due to the installation and commissioning of the gas compressor on Corvina.

Corvina

The Company received notice regarding the denial of its reconsideration requests for EWT permits for the 19D and the first five Corvina oil wells.  The date of first commercial production in Corvina is scheduled to be on or about November 30, 2010.  The production, processing, and injection equipment has been moved to the platform and installation is ongoing.  During 2011 the Company plans to workover certain wells in the Corvina field to increase oil production.  The Company currently expects the next platform to be installed in 2012 after the 3-D seismic data has been processed and interpreted.

Albacora

As previously announced, no drilling activity is taking place in Albacora as the Company has decided to wait for the planned 3-D seismic survey to be complete before drilling any new wells.  The Company is evaluating the possibility of working over two or three of the old shut in oil wells at the Albacora platform.

Block XXIII and Block XXII

The Company has started the seismic acquisition in Blocks XXIII and XXII.  A combination of 2-D and 3-D seismic is scheduled for Block XXIII covering the entire Block, while a 2-D seismic program is planned for the southern part of Block XXII.  For Block XXIII, 290 kilometers of two dimensional (“2-D”) seismic data, which included certain areas of interest covering several leads, has been completed.  The Company is in the process of acquiring approximately 360 square kilometers of 3-D seismic data, to be completed by the end of this year.  For Block XXII, the Company intends to acquire approximately 260 kilometers of 2-D seismic data on four to six leads.  The Company expects the 2-D seismic data survey to begin once the seismic program in Block XXIII has been completed.

Manolo Zuñiga, President and Chief Executive Officer stated “The Company is headed in the right direction as our earnings, without the one-time charges, are much improved.  Revenue is strong with the sales of Albacora oil in the third quarter.  From October 1, 2010 through Sunday November 7, 2010, we averaged 4,086 bopd from Block Z-1, although as we continue to install the equipment in Corvina and through the commissioning phase, investors should expect that production for the remainder of the quarter will be hard to predict.”  Mr. Zuñiga continued “We have no further drilling in Corvina due to the platform being full, and with no drilling in Albacora until the 3-D seismic survey is complete, our capital expenditures should be manageable.  We continue to reduce costs both in G&A and in the field and our expectation is with future production revenue, cash on hand, along with other financings we are undertaking, we can manage our capital expenditures.  Having announced last week that we have engaged Credit Suisse as a financial advisor, we believe that potential partnerships could also serve as a source of capital, although those cannot be guaranteed.”  Mr. Zuñiga concluded “Although our 2011 capital expenditures will be significantly less than 2010, we are setting the stage to continue appraising our assets in all four Blocks in 2012, with Albacora expected to be our second field on commercial production.”

About BPZ Energy

Houston based BPZ Energy is an oil and gas exploration and production company which has exclusive license contracts for oil and gas exploration and production covering approximately 2.2 million acres in four properties in northwest Peru. It also owns a minority working interest in a producing property in southwest Ecuador. The Company is currently executing the development in Block Z-1 of the Corvina oil discovery, as well as the redevelopment of the Albacora oil field, and the exploration of Blocks XIX, XXII and XXIII, in parallel with the execution of an integrated gas-to-power strategy, which includes generation and sale of electric power in Peru and the development of a regional gas marketing strategy. The Company’s website at www.bpzenergy.com provides additional information about the Company’s plans, including photographs and other information with respect to its operations.

Forward Looking Statements

This Press Release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934.These forward looking statements are based on our current expectations about our company, our properties, our estimates of required capital expenditures and our industry.  You can identify these forward-looking statements when you see us using words such as “expect,” “will”, “anticipate,” “indicate,” “estimate,” “believes,” “plans” and other similar expressions.  These forward-looking statements involve risks and uncertainties.  Our actual results could differ materially from those anticipated in these forward looking statements.  Such uncertainties include the success of our project financing efforts, accuracy of well test results, well refurbishment efforts, successful production of indicated reserves, satisfaction of well test period requirements, successful installation of required permanent processing facilities, receipt of all required permits, completion of our seismic data acquisition campaign and the successful management of our capital expenditures, and other normal business risks.  We undertake no obligation to publicly update any forward-looking statements for any reason, even if new information becomes available or other events occur in the future.  We caution you not to place undue reliance on those statements.